Exhibit 10.1

ALLONGE #3 TO PROMISSORY NOTE

Allonge #3 (this “Allonge”) to that certain Note, as amended (the “Note”) attached hereto as Exhibit 1 and made a part hereof in the principal amount of $600,000 dated September 22, 2020, from Brain Scientific Inc., a Nevada corporation (the “Company”), in favor of Auctus Fund, LLC, as Holder (the “Holder”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Note.

The Company and the Holder agree that the Note shall be revised as follows:

1. The principal balance of the Note shall be increased by 10% as of the date hereof.

2. The Maturity Date shall be October 31, 2021; provided, however, that notwithstanding anything to the contrary in the Note, the remaining principal and interest due shall be an aggregate of $519,200 (including the 10% increase described above), payable in installments as follows: the Company shall pay $173,067 no later than August 31, 2021, $173,067 no later than September 30, 2021 and the final $173,066 no later than October 31, 2021.

3. The Holder hereby acknowledges that through the date hereof, there have not been any Events of Default or other breaches or defaults by the Company of the Note, in either case related to the repayment of any amounts due or owing under the Note.

This Allonge is intended to be attached to and made a permanent part of the Note.

Dated as of the 23rd day of August, 2021.

Company:	BRAIN SCIENTIFIC INC.

	By:	/s/ Boris Goldstein
	Name:	Boris Goldstein
	Title:	Chairman

AUCTUS FUND, LLC

Holder:	By:	/s/ Lou Posner
	Name:	Lou Posner
	Title:	Managing Director